SUMMIT MUTUAL FUNDS, INC.

                          CODE OF ETHICS



1. Definitions

   1.1    Fund. As used in this Code, "Fund" shall mean Summit
Mutual Funds, Inc., a Maryland corporation registered as an open-end diversified investment company under the Investment Company
Act of 1940.

   1.2 Access Person. As used in this Code, the term "access person" shall mean any director, officer or advisory person of the Fund, except for any such person who is an affiliated person of the Fund's investment adviser or principal underwriter and who is subject to a code of ethics complying with the requirements of Rule 17j-1.

   1.3 Advisory Person. As used in this Code, the term "advisory person" shall mean (i) any employee of the Fund or of the Investment Adviser (Carillon Investments, Inc.) or of any other investment adviser of the Fund (including sub-advisers) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

   1.4 Active Consideration. A security will be deemed under "active consideration" when a recommendation to purchase or sell a security has been made and communicated to the person or persons ultimately making the decision to buy or sell the security. A security will also be deemed under "active consideration" whenever an advisory person focuses on a specific security and seriously considers recommending the security to the Fund.

   A security will be deemed under "active consideration" until the Fund implements or rejects the recommendation or until the proper advisory person decides not to recommend the purchase or sale of the security to the Fund.

   A security will not be deemed under "active consideration" if the security is being reviewed only as. part of a general industrial survey or other broad monitoring of the securities market.

   1.5 Beneficial Ownership. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

   1.6 Control. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

   1.7 Security. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include government securities (as defined in Section 2(a)(16) of the Investment Company Act of 1940), bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies (i.e., mutual funds).

   1.8 Additional Definitions. All other terms used in this Code shall be defined by reference to the Investment Company Act of 1940 or the Securities Exchange Act of 1934.

2. Purpose of the Code

   This Code is designed to prevent certain practices by access persons in connection with the purchase or sale of a security held or to be acquired by the Fund. These include:

   (a) employing any device, scheme or artifice to defraud the Fund;
   (b) making any untrue statement of a material fact or omitting to state a material fact that renders state-ments made to the Fund misleading;
   (c) engaging in any act, practice, or course of business that acts as a fraud or deceit upon the Fund; or
   (d) engaging in any manipulative practice with respect to the Fund.

3. Prohibited Purchases and Sales

   3.1 No access person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership that to his/her actual knowledge at the time of such purchase or sale:

   (a) is currently under active consideration for purchase or sale by the Fund; or
   (b) is being purchased or sold by the Fund until a period of five business days has elapsed from the date the Fund ceased activity in the purchase or sale of such security.

   3.2 These prohibitions shall apply to the purchase or sale by any access person of any convertible security, option or warrant of any issuer whose underlying securities are under active consideration by the Fund.

   3.3 These prohibitions shall not apply to purchases and sales specified in Section 4 of this Code.

4. Exempted Transactions

   The prohibitions in Section 3 of this Code shall not apply to the following transactions by access persons:

   (a) purchases or sales effected in any account over which an access person has no direct or indirect influence or control;
   (b) purchases or sales of securities which are not eligible for purchase or sale by the Fund;
   (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and the sales of the rights so acquired;
   (d) purchases or sales which are non-volitional on the part of either the access person or the Fund;
   (e) purchases which are part of an automatic dividend reinvestment plan;
   (f) purchases or sales approved by a majority vote of those directors having no interest in the transaction upon a showing of good cause. Good cause will be deemed to exist where unexpected hardship occasions the need for additional funds. A change in investment objectives will not be deemed "good cause"; and
   (g) purchases or sales approved by a majority vote of those directors having no interest it the transactions where the purchases and sales have only a remote potential of harming the Fund because (1) such transactions are in a highly institutionalized market and would have little affect on the market; or (2) the transactions clearly are not related economically to the securities to be purchased, sold or held by the Fund.

5. Prohibited Business Conduct

   No access person shall, either directly or indirectly:

   (a) engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with the Fund or its investment adviser;
   (b) communicate non-public information about security transactions of the Fund whether current or prospec-tive, to anyone unless necessary as part of the regular course of the Fund's business. Non-public information regarding particular securities, including reports and recommendations of any investment adviser to the Fund, must not be given to anyone who is not an officer or director of the Fund or the investment adviser without prior approval of the President of the Fund or the President of the investment adviser.
   (c) accept a gift, favor, or service of significant value from any person or company which, to the actual knowledge of such access person, does business or might do business with the Fund, the investment adviser, or The Union Central Life Insurance Company;
   (d) buy or sell any security or any other property from or to the Fund, provided that this item shall not be construed to prohibit a person from being a policy owner of a variable annuity or life insurance policy which is funded by the Fund.

6. Reporting

   6.1 Every access person shall report to the Board of Directors any transaction in a security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which he/she has no direct or indirect influence.

   6.2 A transaction shall be reported not later than 10 days after the end of the calendar quarter during which the transaction was effected.

   6.3 A director of the Fund who is not an employee or Director of the Investment Adviser need only report a transaction in a security if the director, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, the security was under active consideration by the Fund.

   6.4    Any reports required by this section shall state:

   (a)    the title and amount of the security involved;
   (b) the date and nature of the transaction (i.e., pur-chase, sale or other acquisition or disposition);
   (c)    the price at which the transaction was effected;
          and
   (d) the name of the broker, dealer or bank with or through whom the transaction was effected.

   A copy of Broker's confirmation may be submitted in lieu of the required report.

   The report may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the access person making the report has any direct or indirect beneficial ownership in the security.

   6.5 Every access person aware of any violation of this Code shall report the violation to the Board of Directors of the Fund in an expedient fashion.

7. Sanctions

   Upon learning of a violation of this Code, the Board of Directors of the Fund may impose any sanction as it deems appropriate under the circumstances, including, but not limited to, letters of reprimand, suspension of employment, or termination of employment.